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                               NAVARRE CORPORATION

                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Encore Software, Inc.:

We consent to the incorporation by reference in the registration statement (Forms S-8 No. 33-80218, No. 33-86762, No. 333-31017, No. 333-87143, and No.
333-91710 pertaining to the Navarre Corporation 1992 Stock Option Plan, and the Registration Statements (Form S-3 No. 333-58149) pertaining to the registration of Navarre Corporation common stock of our report dated November 14, 2002, with respect to the balance sheets of Encore Software, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit), cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K/A of Navarre Corporation dated December 3, 2002.




Orange County, California
December 4, 2002